Exhibit (r) (2)

STONE RIDGE ASSET MANAGEMENT LLC

CODE OF ETHICS

As an investment adviser, Stone Ridge Asset Management LLC (the “Adviser”) stands in a position of trust and confidence with respect to Stone Ridge Trust, Stone Ridge Trust II, Stone Ridge Trust III, Stone Ridge Trust IV and Stone Ridge Trust V (the “Trusts”) and each series thereof (the “Funds”) (collectively, “Clients”). Accordingly we have a fiduciary duty to place the interests of Clients before the interests of the Adviser and our personnel. In order to appropriately address and/or mitigate certain conflicts of interest that could arise with respect to a Client, the Adviser has adopted this Code of Ethics (the “Code”), which is based on the following principles to be followed by all personnel:

●

The interests of the Adviser’s Clients (including the Funds) and Fund shareholders (“Shareholders”) are paramount. You must place Client and Shareholder interests before your own and before those of the Adviser.

●	You must effect all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of Clients and shareholders.

●	You must avoid actions or activities that allow you or your family to benefit from your position with the Adviser or a Fund, or that bring into question your independence or judgment.

●

You must not disclose material nonpublic information to others or engage in the purchase or sale (or recommend or suggest that any person engage in the purchase or sale) of any security to which such information relates.

In addition, access persons may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Fund (within the meaning of Rule 17j-1 under the 1940 Act):

●	Employ any device, scheme or artifice to defraud a Fund;

●

Make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

●	Engage in any manipulative practice with respect to the Funds.

The Adviser believes that these general principles not only help us fulfill our fiduciary obligations, but also protect the Adviser’s reputation and instill in our personnel the Adviser’s commitment to honesty, integrity and professionalism. Adviser personnel should understand that these general principles apply to all conduct, whether or not the conduct also is covered by more specific standards or procedures set forth below. Failure to comply with the Code may result in disciplinary action, including termination of employment.

Code of Ethics August 2016

A.	Persons and Accounts Covered by the Code

1.	Personnel

The Code applies to all of the Adviser’s employees and any other person who provides advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

2.	Access Persons

Certain provisions of the Code apply only to the Adviser’s “access persons”. Access persons are defined as any personnel who:

●	Have access to nonpublic information regarding any Client purchases or sales of securities or nonpublic information regarding the portfolio holdings of any Client or

●	Are involved in making securities recommendations to Clients, or have access to such recommendations that are nonpublic.

All of the Adviser’s employees are considered access persons. The CCO shall determine whether any consultant will be designated as an Access Person under the Code and shall document any determination that a consultant will not be designated as an Access Person.

3.	Accounts

The requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account”.

a.	Personal Accounts

The term “personal account” means any securities account in which a person has any direct or indirect “beneficial ownership,” and includes any personal account of a person’s immediate family member (including any relative by blood or marriage either living in the person’s household or financially dependent on the person). Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

A person is deemed to have beneficial ownership if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For examples of indirect beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

b.	Covered Securities

The term “covered securities” includes all securities defined as “reportable securities” under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and includes but is not limited to (for purposes of this Code):

●	Debt and equity securities;

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●	Options on securities, on indices, and on currencies;

●

All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds and private equity funds), and interests in investment clubs;

●	Closed-end mutual funds and closed-end unit trusts; and

●	Any exchange-traded fund (“ETF”).

The term “covered securities,” however, does not include the following:

●	Direct obligations of the U.S. government (e.g., treasury securities);

●	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

●	Shares issued by money market funds;

●

Shares of open-end mutual funds or open-end unit trusts that: (1) are not advised or sub-advised by the Adviser (or the Adviser’s affiliates) or (2) the principal underwriters of which do not control, and are not controlled by, the Adviser (“control” having the meaning set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (“1940 Act”); and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Adviser (or the Adviser’s affiliates).

Any questions regarding the application of these terms will be addressed by Lauren Macioce (the “Compliance Officer”).

B.	Compliance with Applicable Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires all personnel to comply with applicable federal securities laws and the rules governing capital markets. These laws include the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, the 1940 Act, and the Advisers Act.

The Compliance Officer administers the Code. All questions regarding the Code should be directed to the Compliance Officer. All Adviser personnel must cooperate to the fullest extent reasonably requested by the Compliance Officer to enable (i) the Adviser to comply with all applicable federal securities laws and (ii) the Compliance Officer to discharge her duties under the Adviser’s Compliance Manual.

All Adviser personnel will act with competence, dignity, integrity, and in an ethical manner when dealing with Clients, the Funds, Shareholders, the public, prospects, third-party service providers and colleagues. Adviser personnel must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser’s services, and engaging in other professional activities.

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Personnel are generally expected to discuss any perceived risks, or concerns about the Adviser’s business practices, with their direct supervisor. However, if a person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the Compliance Officer’s attention.

C.	Securities Holdings Reports by Access Persons

1.	Initial and Annual Holdings Reports

a.	Contents of Holdings Reports

Every access person must submit both initial and annual holdings reports to the Compliance Officer, or a designee that disclose all covered securities held in any personal account. Each such report must contain, at a minimum:

(1)        the title and type of covered security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each covered security in any personal account;

(2)        the name and account information of any broker, dealer or bank with which the access person maintains any personal account; and

(3)        the date on which the access person submits the report.

The Compliance Officer will review all submitted reports for compliance with applicable rules and regulations and will prepare a written summary of her review at least annually. Patrick Kelly, the Chief Operating Officer, or a designee, will review all reports submitted by the Compliance Officer. Access persons considering opening a new brokerage account must report this to the Compliance Officer to discuss potential reporting obligations.

b.	Timing of Holdings Reports

Every access person must submit a holdings report, substantially in the form attached hereto as Exhibit A, within the following time frames:

(1)        no later than 10 days after becoming an access person, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an access person; and

(2)        at least once each year thereafter within 45 days of the end of the Adviser’s fiscal year, and the information contained in the report must be current as of the end of such fiscal year.

Holding reports may be completed and filed electronically on the Adviser’s compliance software.

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2.	Quarterly Transaction Reports

a.	Contents of Transaction Reports

Every access person must submit a quarterly transaction report to the Compliance Officer for each covered securities transaction in any personal account. The Compliance Officer will review all submitted reports for compliance with applicable rules and regulations. The report must contain, at a minimum, the following information for each transaction:

(1)        the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each covered security involved;

(2)        the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(3)        the price of the covered security at which the transaction was effected;

(4)        the name of the broker, dealer or bank with or through which the transaction was effected; and

(5)        the date on which the access person submits the report.

The Compliance Officer will review all submitted reports for compliance with applicable rules and regulations and will prepare a written summary of her review at least quarterly. The Chief Operating Officer, or a designee, will review all reports submitted by the Compliance Officer. Any personal trading that appears abusive or violative of the code may result in further inquiry by the Compliance Officer and/or sanctions, up to and including dismissal.

b.	Timing of Quarterly Transaction Reports

Each access person must submit a quarterly transaction report, substantially in the form attached hereto as Exhibit B, no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions that occurred during the preceding quarter. Quarterly Transaction Reports may be completed and filed electronically on the Adviser’s compliance software.

3.	Exceptions to the Reporting Requirements

No access person is required to submit:

a.	Any report with respect to covered securities held in a personal account over which the access person had no direct or indirect influence or control.

b.

A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

c.

A quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives such confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

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Any investment plans or accounts that may be eligible for these exceptions should be brought to the attention of the Compliance Officer who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the Compliance Officer may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

D.	Pre-Approval for trading Covered Securities

The Adviser generally prohibits purchases or short-selling by Adviser personnel of individual securities, including ETFs. Purchases and sales of mutual funds are permitted and do not require preclearance. Every access person must obtain prior written approval (electronically or hard copy) from the Compliance Officer before making any personal account investments in any covered security in an IPO or private placement, including hedge funds. The Adviser may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Approval for a trade is valid 2 business days after issued by the Compliance Officer. Any person seeking to trade the previously authorized security after this time has lapsed must receive a new written approval before making any such trades.

E.	Transactions in Uncovered Securities

Although Adviser personnel are not restricted from investing in securities other than covered securities, including open-end mutual funds (except as described herein), it is expected that such persons will use their professional discretion and are discouraged from actively trading such securities. All personnel are prohibited from trading in the shares of mutual funds for their personal accounts and for the Funds managed by the Adviser in a manner inconsistent with a mutual fund’s prospectus.

F.	Reporting Violations

All Adviser personnel must immediately report any violation of the Code to the Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Adviser will not retaliate against any person who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

If the Compliance Officer determines that a material violation of this Code has occurred, the Compliance Officer will promptly report the violation, and any associated action(s), to the Adviser’s senior management. The Adviser will report to the Funds any violations of the Code and disciplinary actions taken, as requested by the Funds’ Board of Trustees pursuant to Rule 17j-1.

G.	Exceptions to the Code

The Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

●

The person seeking the exception provides the Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the person seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the person;

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●

The Compliance Officer believes that the exception would not harm or defraud a Fund, violate the general principles stated in the Code or compromise the person’s or the Adviser’s fiduciary duty to any Fund; and

●	The person provides any supporting documentation that the Compliance Officer may request from the person.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

H.	Administration of the Code

The Compliance Officer, or her designees, will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that access person trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities.

The Compliance Officer also will ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include the following:

●	A record of any violation of the Code, and of any action taken as a result of the violation;

●	A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, subject to the Code;

●	A record of each report made by an access person, including any brokerage confirmations and brokerage account statements obtained from access persons;

●	A record of the names of persons who are currently, or within the past five years were, access persons;

●	A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering; and

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A record of any exception from the Code granted by the Compliance Officer, all related documentation supplied by the person seeking the exception, and the reasons supporting the decision to grant the exception.

These books and records must be maintained by the Adviser in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the Adviser.

I.	Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Chief Operating Officer or Ross Stevens, in consultation with the Compliance Officer, will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

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J.	Acknowledgment of Receipt and Compliance

The Adviser will make available to all persons subject to the Code a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to the Compliance Officer. Each person subject to the Code must provide the Adviser with a written acknowledgement (which will be completed electronically on the Adviser’s compliance software) evidencing the fact that such person has received and reviewed, and understands, the Code.

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EXHIBIT A

HOLDINGS REPORT

Name of Access Person:

Type of Report (check one):          Initial Holdings Report (submitted within 10 days after becoming an access person)

                                                      Annual Holdings Report, as of year-end              (submitted annually)

I.	Securities Accounts

Account Title	Broker/Institution Name and Address	Account Number

II.	Covered Securities

Title of Security	Type of Security	Ticker or CUSIP	Number of Shares	Principal Amount

1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

I hereby certify that the information contained in this report is accurate and that listed above are all personal accounts and covered securities with respect to which I have beneficial ownership as of             .

By:
Name:
Date:

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EXHIBIT B

QUARTERLY TRANSACTION REPORT

Name of Access Person:

I.	Transactions

Trade Date and Transaction Type	Transaction Price and Number of Share	Name of Security	Ticker or CUSIP	Interest Rate and Maturity Date	Principal Amount	Broker/ Institution

I hereby certify that the information contained in this report is accurate and that listed above are all transactions for the quarter ended                    of covered securities with respect to which I have beneficial ownership.

By:
Name:
Date:

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